                                                                    Exhibit 11.1


                    FIELDWORKS, INCORPORATED AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                  FOR THE THREE MONTHS ENDED        FOR THE SIX MONTHS ENDED
                                                                ----------------------------    ----------------------------
                                                                JULY 6, 1997   JUNE 30, 1996    JULY 6, 1997   JUNE 30, 1996
                                                                ------------   -------------    ------------   -------------
PRIMARY AND FULLY DILUTED
   Net loss...................................................   $ (305,284)     $ (667,502)    $(1,003,210)   $(1,192,463)
                                                                 ==========      ==========     ===========    ===========

   Weighted average common shares outstanding.................    8,684,054       5,854,633       7,547,662      5,849,433
   Effect of conversion of preferred shares (1)...............           --         576,923         234,573        576,923
   Effect of cheap shares issued (2)..........................           --         160,014          80,007        160,014
                                                                 ----------      ----------     -----------    -----------
                                                                  8,684,054       6,591,570       7,862,242      6,586,370
                                                                 ==========      ==========     ===========    ===========

NET LOSS PER COMMON SHARE.....................................   $     (.04   $        (.10)    $      (.13)   $      (.18)
                                                                 ==========   =============     ===========    ===========

(1) Gives effect to preferred shares which converted to common shares concurrent with the company's initial public offering.
(2) Warrants issued and options granted from March 1, 1996 to February 28, 1997 are included in the calculation for certain periods presented, using the treasury stock method, in accordance with Staff Accounting Bulletin Topic 4(D).